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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

 Filed by the Registrant                    [X]
 Filed by a Party other than the Registrant [_]

 Check the appropriate box:
 [X]Preliminary Proxy Statement
 [_]Definitive Proxy Statement
 [_]Definitive Additional Materials
 [_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
 [_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

                              CAIS INTERNET, INC.
                  ___________________________________________
                (Name of Registrant as Specified In Its Charter)

                 ___________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

 [X]No fee required.
 [_]Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

   1) Title of each class of securities to which transaction applies:
    ------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:
    ------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    ------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:
    ------------------------------------------------------------------------

   5) Total fee paid:
    ------------------------------------------------------------------------

 [_]Fee paid previously with preliminary materials:

 [_]Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount previously paid: ________________________________________________

   2) Form, Schedule or Registration Statement No. ___________________________

   3) Filing Party: __________________________________________________________

   4) Date Filed: ____________________________________________________________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              CAIS INTERNET, INC.
                            1255 22nd Street, N.W.
                            Washington, D.C. 20037

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 26, 2001

                               ----------------


To the Stockholders of CAIS Internet, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CAIS Internet, Inc. (the Company) will be held at the Hyatt Arlington, 1325 Wilson Boulevard, Arlington, Virginia 22209, on July 26, 2001, at 9:00 a.m., local time, to consider and act upon the following proposals:

  1. To elect three Class I directors and one Class II director of the Company, each to serve a term in accordance with their respective class term expiration date, or until his successor has been duly elected and qualified or until his earlier resignation or removal;

  2. To approve an amendment to Article I of the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to Ardent Communications, Inc.;

  3. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001; and

  4. To transact such other business as may properly come before the meeting.

  The Board has fixed the close of business on June 8, 2001 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy.

  The officers and directors of the Company cordially invite you to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          By Order of the Board of Directors,


                                          /s/ Andre P. Hines
                                          --------------------------
                                          Andrew P. Hines
                                          Chief Financial Officer

Washington, D.C.
June 26, 2001


                                   IMPORTANT

        STOCKHOLDERS ARE EARNESTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. A POSTAGE PAID
                       ENVELOPE IS PROVIDED FOR MAILING.

                              CAIS INTERNET, INC.
                            1255 22nd Street, N.W.
                             Washington, DC 20037
                                (202) 715-1300

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement and the accompanying proxy card are furnished to the holders of Common Stock, par value $.01 per share (Common Stock), the holders of Series C Convertible Preferred Stock, par value $.01 per share (Series C Stock), the holders of Series D Convertible Participating Preferred Stock, par value $.01 per share (Series D Stock), the holders of Series F Convertible Participating Preferred Stock, par value $.01 per share (Series F Stock) and the holders of Series G Convertible Participating Preferred Stock, par value $.01 per share (Series G Stock), of CAIS Internet, Inc. a Delaware corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use at the Company's Annual Meeting of Stockholders (the Meeting) to be held at the Hyatt Arlington, 1325 Wilson Boulevard, Arlington, Virginia 22209, on July 26, 2001, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof (all holders of Common Stock and Preferred Stock entitled to vote at the Meeting are referred to herein collectively as the Stockholders). The enclosed Proxy is solicited by the Board.

  The purpose of the Meeting will be to consider and vote upon the following proposals (collectively, the Proposals):

    1. To elect three Class I directors and one Class II director of the Company, each to serve a term in accordance with their respective class term expiration date, or until his successor has been duly elected and qualified or until his earlier resignation or removal;

    2. To approve an amendment to Article I of the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to Ardent Communications, Inc;

    3. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001; and

    4. To transact such other business as may properly come before the Meeting.

  This Proxy Statement, together with the Notice of Annual Meeting of Stockholders and the accompanying proxy card, is being first mailed to Stockholders on or about June 28, 2001.

  The solicitation of proxies will initially be made by mail and may thereafter be made in person or by mail, telephone, telecopy, telegram, facsimile or other means of communication by the directors, officers and regular employees of the Company for no additional or special compensation. In addition, brokerage houses, banks, nominees, trustees, custodians and other fiduciaries will be requested by the Company to forward proxy solicitation materials for shares of Preferred and Common Stock held of record by them to the beneficial owners of such shares, and such fiduciaries will, upon request, be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in connection therewith. The cost of the solicitation of proxies for use at the Meeting will be borne by the Company.

Voting Rights and Procedures

  Only Stockholders of record as of the close of business on June 8, 2001 (the Record Date) are entitled to notice of and to vote at the Meeting. As of the Record Date, there were issued and outstanding: (1) 23,656,790 shares of Common Stock; (2) 125,000 shares of Series C Stock; (3) 7,367,123 shares of Series D Stock; (4) 40,342 shares of Series F Stock; and (5) 20,270 shares of Series G Stock. Each holder of Common Stock issued and outstanding on the Record Date is entitled to one vote for each such share held on each matter to be considered at the Meeting. Each holder of Series C Stock, Series D Stock, Series F Stock and Series G Stock issued and outstanding on the Record Date is entitled to the number of votes equal to the number of whole shares of Common Stock into which all of their shares are then convertible. As of the Record Date, each share of Series C Stock was convertible into 10 shares of Common Stock, each share of Series D Stock was convertible into approximately 0.84848 of one share of Common Stock, each Series F Stock was convertible into approximately 41.67 shares of Common Stock and each Series G Stock was convertible into approximately 27.78 shares of Common Stock. As of the Record Date, all issued and outstanding shares of Common Stock represented a total of 23,656,790 votes. As of the Record Date, all issued and outstanding shares of Preferred Stock represented a total of 9,744,874 votes. The holders of Common Stock and Preferred Stock will vote together as a single class on each of the Proposals.

  The holders of a majority of the voting power of all issued and outstanding shares of the Company's capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Meeting. Treasury shares, if any, will not be voted and are not counted in determining the number of outstanding shares for voting purposes. Abstentions and broker non-votes (shares held of record by brokers or nominees which are not voted on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power with respect to that matter) will be counted for purposes of determining the presence of a quorum for the transaction of business at the Meeting, but will have no effect with respect to the Proposals.

  If a proxy card is properly signed and returned to the Company at or prior to the Meeting, unless subsequently properly revoked, the shares represented by that proxy card will be voted at the Meeting in accordance with the instructions specified thereon. If a proxy card is properly signed and returned to the Company at or prior to the Meeting without voting instructions, it will be voted as follows:

  1.FOR each of the four nominees for director described in this proxy statement;

  2. FOR the amendment to the Amended and Restated Certificate of Incorporation changing the name of the Company to Ardent
       Communications, Inc.;

  3. FOR the ratification of the selection of Arthur Andersen LLP as independent public accountants of the Company for 2001; and

  4. In respect of such other business as may properly come before the Meeting, in accordance with the recommendation of the Board of Directors.

  Any Stockholder may revoke a proxy at any time before it is exercised, either by delivering to the Chief Financial Officer of the Company a written notice of revocation or a properly signed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board currently consists of nine directors. The Company's Amended and Restated Certificate of Incorporation (the Certificate of Incorporation) and Bylaws stipulate that the Board shall be divided into three classes after the date on which the Company's Common Stock is registered pursuant to a registered, initial public offering. The Certificate of Incorporation and Bylaws require that the classes should be as nearly equal in size as possible, with each class serving staggered three-year terms of office expiring each year at the Annual Meeting of the Company's Stockholders (or until its successors have been duly elected and qualified).

  Accordingly, the terms of office of directors in Class I will expire at the 2001 Annual Meeting of the Company's Stockholders, the terms of office of directors in Class II will expire at the 2002 Annual Meeting of the Company's Stockholders, and the terms of office of directors in Class III will expire at the 2003 Annual Meeting of the Company's Stockholders, or when their successors have been duly elected and qualified thereafter.

  During March 2001, Michael Lee, the Company's President and Chief Executive Officer, and John K. Saer, Jr. were appointed to the Company's Board while Ulysses G. Auger, Sr. resigned from the Board.

  The names of the nominees for election as Class I and Class II directors at the Meeting and of the incumbent Class II and Class III directors are included below.

Nominees for election as Class I Directors--Terms Expiring in 2004

Michael Lee
Richard F. Levin
Vernon L. Fotheringham

Nominees for election as Class II Directors--Terms Expiring in 2002

John K. Saer, Jr.

Incumbent Class II Directors--Terms Expiring in 2002

R. Theodore Ammon
James H. Greene, Jr.

Incumbent Class III Directors--Terms Expiring in 2003

Ulysses G. Auger, II
William M. Caldwell, IV
Alexander Navab, Jr.

  All of the nominees and incumbents are presently, and were as of the date of this Proxy Statement, directors of the Company. Each nominee has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. The business experience and other information respecting each nominee is set forth in Business Experience of the Directors and Executive Officers below.

  In connection with a Warrant Agreement, dated as of October 25, 2000, among the Company, CII Ventures LLC (CII Ventures) a limited liability company affiliated with Kohlberg Kravis Roberts & Co. L.P. (KKR), Ulysses G. Auger II and R. Theodore Ammon the Board was increased to nine directors. CII Ventures was granted the right to nominate the new director. CII Ventures nominated John K. Saer, Jr. who was appointed to the Company's Board in March 2001.

  Pursuant to the terms of a Stockholders Agreement dated December 20, 1999 (the CII Stockholders Agreement) between the Company and CII Ventures LLC, the Board was expanded from six persons to eight persons, and CII Ventures was granted the right to nominate two members of the Board (Investor Directors). Messrs. James H. Greene, Jr. and Alexander Navab, Jr., principals of KKR and/or its affiliates, have been designated to serve as Investor Directors. The terms of the Stockholders Agreement further provide that, in addition to any other Board or Stockholder action that may be required, the written consent of at least one Investor Director will be required to take certain corporate governance actions with respect to the Company, its securities, certain transactions, or certain changes to the Company's Certificate of Incorporation or Bylaws. CII Venture's right to designate nominees as Investor Directors and to require the consent of at least one Investor Director to certain of the Company's activities is dependent on CII Ventures' continuing to own specified percentages of the Company's Common Stock. Under a Voting Agreement dated as of December 20, 1999 (the Voting Agreement), among CII Ventures and certain holders of the Company's Common Stock, including Ulysses
G. Auger, Sr., a former director of the Company, Ulysses G. Auger, II, Chairman of the Board, a former Chief Executive Officer and a director of the Company, William M. Caldwell, IV, President, Vice Chairman of the Board and a director of the Company and Chancery Lane, L.P., a limited partnership affiliated with

R. Theodore Ammon, a director of the Company (collectively the Holders), each of the Holders has agreed to vote all of their shares of the Company's voting securities to cause each of the Investor Directors to be elected to the Board. As of the Record Date, the Holders beneficially owned a total of 14,845,439 shares of Common Stock which may be voted at the Meeting.

  Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that additional persons are nominated for election as directors other than by the Board, the proxy holders intend to vote all proxies received by them for the nominees listed above and any additional nominee(s) of the Board as described above. Proxies will not be voted for a greater number of persons than the number of nominees named above. The candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Meeting will be elected directors of the Company, to serve the terms set forth above or until their successors have been duly elected and qualified.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE RESPECTIVE NOMINEES AS CLASS I AND CLASS II DIRECTORS, AS DESCRIBED ABOVE.

                         BOARD MEETINGS AND COMMITTEES

  The Board held 23 meetings during 2000, including action by unanimous written consent on 18 occasions. The Board has an Audit Committee and a Compensation Committee. Each of the incumbent directors attended at least 75% of the aggregate of (i) meetings of the Board and (ii) meetings held by committees on which he served during fiscal 2000. The CII Stockholders Agreement provides that at least one Investor Director shall be a member of the Audit Committee and Compensation Committee.

  The Audit Committee currently consists of three directors, Messrs. Levin, Navab and Ammon. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the external audit approach of the Company, reviewing with the Company's independent accountants the results of audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company. The Audit Committee held 22 meetings during fiscal 2000.

  The Compensation Committee currently consists of four directors, Messrs. Levin, Navad, Ammon and Greene, none of whom is an employee of the Company. The Compensation Committee has the exclusive authority to administer the Company's Amended and Restated 1998 Equity Incentive Plan. In addition, the Compensation Committee is responsible for providing recommendations to the Board concerning compensation levels for the Company's senior executive officers and working with senior executive officers on benefit and compensation programs for Company's employees, including matters related to participation in profit sharing, bonus plans and stock option plans and preparing reports to the extent necessary to comply with applicable disclosure requirements established by the Securities and Exchange Commission (SEC) or other regulatory bodies. All meetings of the Compensation Committee were held concurrently with the Board meetings.

                            DIRECTORS' COMPENSATION

  Non-employee Board members were reimbursed for their reasonable expenses incurred in connection with attending Board meetings in 2000. Non-employee Board members received no additional compensation for attending Board meetings, or otherwise in connection with the performance of their duties in 2000. Non-employee Board members are eligible to receive option grants under the Company's Amended and Restated 1998 Equity Incentive Plan, however, no such options were granted to non-employee Board members in 2000. The Company anticipates no increase in such directors' compensation during fiscal 2001.

                                 PROPOSAL TWO

 APPROVAL OF AN AMENDMENT TO ARTICLE I OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO ARDENT COMMUNICATIONS,
                                     INC.

  As part of the Company's renewed focus on offering tier-one converged data communications services the Company's Board of Directors has approved the change of its corporate name to Ardent Communications, Inc. Article I of the Company's Amended and Restated Certificate of Incorporation stipulates the name of the Company. Pursuant to Article VII of the Company's Amended and Restated Certificate of Incorporation a corporate name change must be approved by the stockholders. Consequently, in connection with the corporate name change, the Board of Directors approved, and is recommending to the stockholders for approval at the Meeting, an amendment to Article I of the Amended and Restated Certificate of Incorporation to change the name of the Company to Ardent Communications, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE AN AMENDMENT TO ARTICLE I OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO ARDENT COMMUNICATIONS, INC.

                                PROPOSAL THREE

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001, and is asking the Stockholders to ratify this selection. Arthur Andersen LLP served as the Company's principal independent public accountants for fiscal 2000. The affirmative vote of a majority of the shares represented and voting at the Meeting is required to ratify the selection of Arthur Andersen LLP.

  In the event the Stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board believes that such a change would be in the best interests of the Company and its Stockholders.

  A representative of Arthur Andersen LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2001.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth, as of the Record Date, the number and percentage of outstanding shares of Common Stock and Preferred Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of such stock, (b) each director of the Company, (c) each of the executive officers of the Company required to be disclosed pursuant to Item 403(b) of Regulation S-K, and (d) all directors and executive officers of the Company as a group.

                                Shares of                          Shares of
  Name and Address of         Common Stock       Percent of     Preferred Stock      Percent of
    Beneficial Owner      Beneficially Owned(1) Common Stock Beneficially Owned(1) Preferred Stock
  -------------------     --------------------- ------------ --------------------- ---------------
CII Ventures LLC........        7,994,825(3)        25.3%         7,589,794(4)          97.6%
 c/o Kohlberg Kravis
 Roberts & Co. L.P.
 9 W. 57th Street
 New York, NY 10019(2)

Microsoft Corporation...        1,740,273(5)         6.9             41,767(6)           0.5%
 One Microsoft Way
 Redmond, WA 98052

U.S. Telesource, Inc. ..          750,000(8)         6.9            125,000(9)           1.6%
 700 Qwest Tower
 555 Seventeenth Street
 Denver, CO 80202(7)

Ulysses G. Auger II.....        5,176,674(10)       21.6

William M. Caldwell,
 IV.....................        1,300,441(11)        5.2

Evans K. Anderson.......          301,420(12)        1.3

Gary Rabin..............          113,332(13)         *

Kevin Brand.............           75,000(14)         *

Stephen Price...........          105,000(15)         *

Wendell S. Nye..........          167,919(16)         *

Thomas Caldwell.........           99,946(17)         *

R. Theodore Ammon.......        3,559,620(18)       14.5

Vernon L. Fotheringham..           15,000(19)         *

James H. Greene, Jr. ...              --              *

Richard F. Levin........           15,000(19)         *

Alexander Navab, Jr. ...           12,500             *

John K. Saer, Jr. ......              --              *

Ulysses G. Auger, Sr. ..        4,808,704           20.3

All directors and
 executive officers as a
 group of 22 persons....       11,454,552(20)       42.3

--------
  *Less than 1%
 (1) For purpose of this table, the number and percent of class of shares beneficially owned are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and any shares subject to options, warrants or other rights to acquire shares held by that person that are currently exercisable or exercisable within 60 days of the Record Date. In addition, such shares are deemed to be outstanding in calculating the percent of class of such person, but are not deemed to be outstanding as to any other person. Unless otherwise indicated in the footnotes, each beneficial owner has sole voting and investment power (or shares such powers with his spouse) with respect to the shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise noted, the address of each of the persons listed is c/o CAIS Internet, Inc., 1255 22nd Street, N.W., Fourth Floor, Washington, D.C. 20037.
 (2) CII Ventures LLC is a limited liability company of which KKR 1996 Fund L.P. is the managing member. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. MacDonnell. Mr. Greene is a director of the Company. Each of the individuals who are the members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership. Mr. Alexander Navab, Jr., is also an executive of KKR and a limited partner of KKR Associates 1996 L.P. Mr. Navab disclaims that he is the beneficial owner of securities in which he has no economic interest. KKR Partners II, L.P. owns less than a 4% membership interest in CII Ventures LLC.
 (3) Comprises 7,994,825 shares of Common Stock issuable upon conversion of shares of Series D Stock (based on a conversion ratio of approximately
     0.8484 of one share of Common Stock for each issued and outstanding share of Series D Stock), and warrants to purchase 1,555,000 shares of Common Stock.
 (4) Comprises 7,589,794 shares of Series D Stock.
 (5) Comprises 1,740,273 shares of Common Stock issuable upon the conversion of 41,767 shares of Series F Stock.
 (6) Comprises 41,767 shares of Series F Stock.
 (7) Information based upon Schedule 13D filed by U.S. Telesource, Inc. ("USTI"), Qwest Communications Corporation ("Qwest Communications"), Qwest Corporation ("Qwest"), Qwest Communications International Inc. ("QCI"), Anshutz Company ("Anshutz Company") and Philip F. Anshutz ("Anshutz"). USTI is a Delaware corporation and a direct wholly-owned subsidiary of Qwest Communications. Qwest Communications is a Delaware corporation and a direct wholly-owned subsidiary of Qwest. Qwest is a Colorado corporation and is a direct wholly-owned subsidiary of QCI. QCI is a publicly traded Delaware corporation. Anshutz Company is a Delaware corporation and the beneficial owner of approximately 39% of the outstanding shares of QCI. Anshutz is the beneficial owner of 100% of the capital stock of Anshutz Company. USTI's, Qwest Communication's, Qwest's, QCI's, Anshutz Company's and Anshutz's principal and business address is 555 17th Street, Denver, Colorado 80202.
 (8) Includes 1,250,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series C Stock owned by USTI and 500,000 shares of Common Stock issuable upon exercise of a warrant owned by USTI.
 (9) Comprises 125,000 shares of Series C Stock.
(10) Comprises 4,824,214 shares of Common Stock, 97,460 shares of Common Stock held in family trusts, and warrants to purchase 255,000 shares of Common Stock.
(11) Comprises 1,300,441 shares of Common Stock that may be acquired by Mr. William Caldwell, IV upon the exercise of currently exercisable options.
(12) Comprises 301,420 shares of Common Stock that may be acquired by Mr. Anderson upon the exercise of currently exercisable options.
(13) Comprises 113,332 shares of Common Stock that may be acquired by Mr. Rabin upon the exercise of currently exercisable options.
(14) Comprises 105,000 shares of Common Stock that may be acquired by Mr. Brand upon the exercise of currently exercisable options.
(15) Comprises 105,000 shares of Common Stock that may be acquired by Mr. Price upon the exercise of currently exercisable options.

(16) Includes 105,000 shares of Common Stock that may be acquired by Mr. Nye upon the exercise of currently exercisable options.
(17) Includes 77,000 shares of Common Stock that may be acquired by Mr. Thomas Caldwell upon the exercise of currently exercisable options.
(18) Includes 833,140 shares of Common Stock that may be may be acquired by Mr. Ammon upon the exercise of currently exercisable warrants and options.
(19) Includes 15,000 shares of Common Stock that may be acquired upon the exercise of currently exercisable options.
(20) Includes 3,408,833 shares of Common Stock that may be acquired upon the exercise of currently exercisable options.

          BUSINESS EXPERIENCE OF THE DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company, their ages as of the Record Date, and summaries of their respective business experiences are set forth below:

          Name            Age                      Position
          ----            ---                      --------
Michael Lee.............   39 President, Chief Executive Officer and Director
Andrew P. Hines.........   61 Chief Operating Officer and Chief Financial Officer
Michael Abbott..........   41 Chief Technology Officer
Peter Benedict..........   35 Senior Vice President, Marketing
Michael Martinez........   35 Senior Vice President, Hospitality Sales
Amit Rikhy..............   36 Senior Vice President, Strategic Planning
Stephen R. Roberts......   41 Senior Vice President, Data Connectivity Sales
Ulysses G. Auger, II....   48 Chairman of the Board
William M. Caldwell,       53
 IV.....................      Vice Chairman of the Board
R. Theodore                51
 Ammon(1)(2)............      Director
Vernon L.                  52
 Fotheringham(1)........      Director
James H. Greene,           50
 Jr.(1).................      Director
Richard F. Levin(1)(2)..   48 Director
Alexander Navab Jr.(2)..   35 Director
John K. Saer, Jr. ......   44 Director

--------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

  Michael Lee has served as President and Chief Executive Officer of CAIS Internet since March 2001. Mr. Lee has more than 12 years of experience in the high technology and Internet industries. Most recently, Mr. Lee was Chief Business Development Officer at TelePacific Communications, a Los Angeles-based next generation integrated communications provider of converged voice and data services to businesses in the western United States. Mr. Lee also served as Chief Technology Officer of TelePacific and was one of its original employees since the founding of the Company.

  Prior to joining TelePacific, Mr. Lee founded DigitalVelocityTM, a Los Angeles-based Internet Service Provider that provides superior connectivity to multiple backbone carriers. Mr. Lee developed network methodology, marketing, and operational plans, and assembled a technical and management team to fully develop and deploy the service. DigitalVelocityTM was successfully launched in Los Angeles in 1998 and was merged with TelePacific in January 1999. Previously, Mr. Lee was a principal at CERFnet, one of the original commercial ISP's in 1994. CERFnet was acquired by TCG, which was later acquired by AT&T. Subsequent to this acquisition, Mr. Lee served as National Director of Internet Sales for AT&T CERFnet.

  Andrew P. Hines has served as Chief Operating Officer and Chief Financial Officer of CAIS Internet since October 2000. Mr. Hines is responsible for financial and operational strategies for CAIS Internet. Prior to joining CAIS, Mr. Hines held various senior executive positions at both Fortune 100 and entrepreneurial companies, directing operational and strategic aspects of global business. He is a Certified Public Accountant.

  Michael Abbott joined CAIS in January 2000 and is currently the Chief Technology Officer. Previously he served as the Company's Director and Vice President of Engineering. Prior to CAIS, Mr. Abbott was director of ISM security and e-business at INTELSAT, the world's largest commercial satellite service provider, where he was both senior technical officer and senior systems engineering architect. At INTELSAT, Mr. Abbott had also served as the company's manager of network engineering and operations. Prior to INTELSAT Abbott held technology positions at ACT, Systems Engineering and Management Associates and the Defense Communications Support Group.

  Peter Benedict has served as the Company's Senior Vice President of Marketing since March 2001. Mr. Benedict has experience in developing and executing comprehensive public relations and marketing programs with a variety of established and startup communications companies. Most recently
Mr. Benedict was the Director of Product Marketing at Tachion Networks. He has experience running media and analyst relations, having launched and promoted a wide variety of service provider data solutions including Internet protocol
(IP) telephony, multi-service access, ATM/frame relay, Internet access management, virtual private network (VPN) policy management and dial/broadband remote access services.

  Michael Martinez has served as the Company's Senior Vice President for Hospitality Sales since April 2001. Mr. Martinez has 12 years experience in the computer and telecommunications industries. In his most recent position as VP of Alternate Channels at TelePacific Communications, Mr. Martinez was responsible for all channel activities, including strategic partnerships, hospitality services, multi-dwelling units, agents, alternate channel sales and processes, business plans, marketing strategies, and operations relationships.

  Amit Rikhy has served as the Company's Senior Vice President of Strategic Planning since March 2001. Mr. Rikhy joined CAIS with over 14 years of domestic and international experience in corporate finance, strategy, mergers and acquisitions, and business development. Mr. Rikhy most recently comes from TelePacific Communications where he was acting CFO and Vice President of Corporate Development. He was responsible for all aspects of the finance department, including financial development activities, reporting, budgeting, and analysis. Mr. Rikhy has also managed finance and equity investment activities, including capital raising, strategic partnerships, due diligence, and negotiations.

  Stephen R. Roberts has served as Senior Vice President, Data Connectivity Sales for CAIS Internet since November 1999. Mr. Roberts served as the President of Cleartel Communications, Inc., a telecommunications company, from February 1999 until joining CAIS in November 1999. Mr. Roberts previously was Cleartel's Vice President of Sales and General Manager. Mr. Roberts has 16 years experience in the telecommunications industry including a variety of sales and sales management positions.

  Ulysses G. Auger, II has served as the Chairman of the Board since January 1998, and was the Company's Chief Executive Officer from January 1998 to October 2000. Mr. Auger has an extensive background in the telecommunications industry, and is a three-term member of the Board of Directors of Comptel, a telecommunications industry trade association with approximately 225 member companies. Until February 1999, Mr. Auger chaired Comptel's IP Committee, which was formed to address Internet issues affecting the telecommunications industry. In 1987, Mr. Auger founded Cleartel Communications, Inc. and has served as a director since July 1987. Mr. Auger also served as President of Cleartel from August 1987 to June 1988, and then again from June 1990 to February 1999.

  William M. Caldwell, IV has served as a member of the Board of CAIS Internet since January 1998 and of CAIS, Inc. since May 1996, as CAIS Internet's Vice Chairman from January 1998 to February 1999 and as CAIS Internet's and CAIS, Inc.'s President beginning February 1999 and as Chief Executive Officer from October 2000 to March 2001. Mr. Caldwell also served as the Vice Chairman of CAIS, Inc. and Cleartel Communications, Inc. from September 1997 to February 1999. Since June 1995, Mr. Caldwell also has served as a member of the Board of Directors of Cleartel. Prior to joining CAIS, Inc. and Cleartel, from 1993 to August 1997, Mr. Caldwell served as President of Digital Satellite Broadcasting Corporation. Prior to 1993, Mr. Caldwell founded The Union Jack Group, an investment banking advisory firm, and served as a Vice President in Corporate Finance at Kidder Peabody. In addition, Mr. Caldwell also has served as both President and Chief Financial Officer of Van Vorst Industries, an international home furnishing manufacturer; as Vice President of Marketing for Flying Tiger Line, Inc., one of the world's largest all-cargo air carriers before its acquisition by Federal Express Corporation; and as a consultant with Booz Allen, Hamilton Inc. Mr. Caldwell currently sits on the Board of Directors for both Lee Pharmaceuticals and King Koil Franchising, Inc.

  R. Theodore Ammon has served as a member of the Board of CAIS Internet since February 1999. Mr. Ammon has served as the Chairman of the Board of Big Flower Holdings, Inc. (and predecessors) since its inception in 1993 and was the Chief Executive Officer of Big Flower Holdings, Inc. predecessor from inception until April 1997. Mr. Ammon is also a director of Big Flower Press Holdings, Inc., a subsidiary of Big Flower Holdings, Inc. Mr. Ammon was a General Partner of KKR from 1990 to 1992, and an executive of such firm prior to 1990. Mr. Ammon is also a member of the Board of Directors of Host Marriott Corporation and Chairman of the Board of Directors of 24/7 Media, Inc. In addition, Mr. Ammon serves on the Board of Directors of the New York YMCA, The Municipal Art Society of New York, Jazz@Lincoln Center and on the Board of Trustees of Bucknell University.

  Vernon L. Fotheringham has served as a member of the Board of CAIS Internet since January 1999. Mr. Fotheringham has served as Chairman, President and Chief Executive Officer of Nutel Corporation since August 1998. From December 1995 to August 1998, Mr. Fotheringham served as Chairman and Chief Executive Officer of Advanced Radio Telecom. From April 1993 to December 1995, Mr. Fotheringham served as President and Chief Executive Officer of Norcom Networks Corporation, a nationwide provider of mobile satellite services. Over the last ten years, Mr. Fotheringham has advised several businesses in the telecommunications industry, including American Mobile Satellite Corporation, ClairCom Communications and McCaw Cellular Communications, Inc.

  James H. Greene, Jr. has served as a director of the Company since February 2000. Mr. Greene is a member of KKR & Co., LLC, the limited liability company which serves as the General Partner of KKR. From January 1, 1993 until January 1, 1996, he was a general partner of KKR. Mr. Greene also is a director of Accuride Corporation, Birch Telecom, Inc., Intermedia Communications, Inc., Owens-Illinois, Inc., Safeway Inc. and Zhone Technologies, Inc.

  Richard F. Levin has served as a member of the Board of CAIS Internet since December 1997. Mr. Levin also served as a member of the Board of Directors of Cleartel Communications, Inc. from June 1995 to June 1998. Mr. Levin is a partner in the Washington, D.C. law firm of Grossberg, Yochelson, Fox and Beyda, where he has practiced since 1979.

  Alexander Navab, Jr. has served as a director of the Company since February 2000. Mr. Navab has been a member of KKR & Co., LLC, the limited liability company which serves as the General Partner of KKR since January 2001. From 1998 until January 2001 he was Director of KKR. He was an executive at KKR from 1993 through 1998. He is also a director of Birch Telecom, Inc., Borden, Inc., Intermedia Communications, Inc., KSL Recreation Group, Inc., Regal Cinemas, World Kitchen Inc., and Zhone Technologies, Inc.

  John K. Saer, Jr. has served as a director of the Company since March 2001 and has been an executive of KKR since 2001. Prior to joining KKR in 2001, Mr. Saer was the Chief Financial Officer of KSL Recreation Corporation, a KKR sponsored company organized in 1992 as a management buildup. He joined KSL Recreation in 1993, initially serving as Vice President of Business Development and Acquisitions. Mr. Saer was appointed to the Board following the resignation of Ulysses G. Auger, Sr.

  All officers serve at the discretion of the Board.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning compensation for services in all capacities awarded to, earned by or paid to, each of the individuals serving as the Company's Chief Executive Officer during the fiscal year ended December 31, 2000, each of the four other most highly compensated executive officers, whose total cash and cash equivalent compensation exceeded $100,000, and two additional individuals who would have been among the four most highly compensated executive officers during fiscal 2000 but were not employed by the Company at the end of fiscal 2000. Each of the Company's officers received perquisites and other personal benefits in addition to salary and bonuses. The aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for any of the persons listed in this chart for 2000.

                          Summary Compensation Table

                                                                   Long-Term
                                      Annual                      Compensation
                                   Compensation                      Awards
                                  ------------------              ------------
                                                     Other Annual  Securities
                                  Salary      Bonus  Compensation  Underlying   All Other
Name and Principal Position  Year   ($)        ($)       ($)       Options(#)  Compensation
---------------------------  ---- -------    ------- ------------ ------------ ------------
Ulysses G. Auger, II         2000 270,481    125,000     --             --         --
(1).....................     1999 339,253     50,000     --             --         --
Chairman of the Board        1998 280,140     28,000     --             --
and                                                                                --
Chief Executive Officer
William M. Caldwell, IV      2000 317,885    125,000     --         100,000        --
(2) ....................     1999 263,462     50,000     --             --         --
Vice Chairman of the         1998 237,498(3)     --      --             --         --
Board and
Chief Executive Officer
Evans K. Anderson (4)...     2000 271,442    100,000     --          80,000        --
Executive Vice President     1999 242,309     50,000     --          20,000        --
of Sales and Marketing       1998 179,956        --      --         135,800        --
Gary Rabin (5)..........     2000 242,883    100,000     --          80,000        --
Executive Vice President     1999 134,225        --      --         340,000        --
of Finance and Strategic
Planning
Kevin Brand (6).........     2000 225,000     50,000     --             --         --
Executive Vice President     1999  17,308        --      --         200,000        --
of Operations
Stephen Price (7) ......     2000 170,000     90,000     --          60,000        --
Vice President of            1999 115,385        --      --         180,000        --
Business Development
Wendell S. Nye (8) .....     2000 230,841    309,583     --         120,783        --
Executive Vice President     1999  72,396        --      --         338,825        --
of
CAIS Internet and
President of
CAIS Software Solutions,
Inc.
Thomas Caldwell (9).....     2000 154,671    273,012     --          86,470        --
Vice President of            1999  46,161        --      --          73,295        --
Engineering and
Design of CAIS Software
Solutions, Inc.

--------
(1) Mr. Auger ceased being Chief Executive Officer in October 2000.
(2) Mr. Caldwell ceased being Chief Executive Officer in March 2001.
(3) During 1998, Mr. Caldwell received a base salary of $176,922 for services performed in 1998 and $60,576 in deferred income for services performed in 1997.

(4) Mr. Anderson ceased being Executive Vice President of Sales and Marketing in April 2001.
(5) Mr. Rabin ceased being Executive Vice President of Finance and Strategic Planning in February 2001.
(6) Mr. Brand ceased being Executive Vice President of Operations in February 2001.
(7) Mr. Price ceased being Vice President of Business Development in March
    2001.
(8) Mr. Nye ceased being Executive Vice President of CAIS Internet and President of CAIS Software Solutions, Inc. in December 2000.
(9) Mr. Caldwell ceased being Vice President of Engineering and Design of CAIS Software Solutions, Inc. in December 2000.

                      Options Granted in Fiscal Year 2000

  The following table sets forth certain information regarding options to acquire Common Stock granted to each of the individuals serving as the Company's Chief Executive Officer during the fiscal year ended December 31, 2000, each of the four other most highly compensated executive officers, whose total cash and cash equivalent compensation exceeded $100,000 and two additional individuals who would have been among the four most highly compensated executive officers during fixed 2000 but were not employed by the Company at the end of fiscal 2000. There were no stock appreciation rights granted in 2000. The assumed rates of growth were selected for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the recipients is possible without an increase in stock prices, which will benefit all Stockholders.

                                                                                           Potential
                                                                                          Realizable
                                                                                       Value at Assumed
                                                                                        Annual Rates of
                                                                                          Stock Price
                            Number of     Percent of                                   Appreciation for
                           Securities    Total Options                                  Option Term(1)
                           Underlying     Granted in   Exercise Price                  -----------------
          Name           Options Granted  Fiscal Year      ($/sh)     Expiration Date   5%($)   10%($)
          ----           --------------- ------------- -------------- ---------------  ------- ---------
Ulysses G. Auger, II....         --           --             --              --            --        --
William M. Caldwell,
 IV.....................     100,000          5.8          12.00      April 17, 2010   754,674 1,912,491
Evans K. Anderson.......      80,000          4.6          12.00      April 17, 2010   603,739 1,529,993
Gary Rabin..............      80,000          4.6          12.00      April 17, 2010   603,739 1,529,993
Kevin Brand.............         --           --             --              --            --        --
Stephen Price...........      60,000          3.5           4.31      November 1, 2010 162,632   412,142
Wendell S. Nye..........      15,783          0.9          12.00      April 17, 2010   119,110   301,848
Wendell S. Nye..........     105,000          6.1           3.00      December 1, 2005  87,029   192,311
Thomas Caldwell.........       9,470          0.5          12.00      April 17, 2010    71,468   181,113
Thomas Caldwell.........      77,000          4.4           3.00      December 1, 2005  63,821   141,028

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the exercise prices of the options, which were granted at the fair market value of the Company's Common Stock on the date of grant. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Fiscal Year End Option Values

The following table sets forth certain information regarding unexercised options held by each of the individuals serving as the Company's Chief Executive Officer during the fiscal year ended December 31, 2000, and each of the four other most highly compensated executive officers, whose total cash and cash equivalent compensation exceeded $100,000 and two additional individuals who would have been among the four most highly compensated executive officers during fiscal 2000 but were not employed by the Company at the end of fiscal

2000. Mr. Price exercised 15,000 options in 2000. The calculations of the value of unexercised options are based on the difference between the closing price of the Company's Common Stock of $0.9688 per share on the NASDAQ National Market System on December 29, 2000, and the exercise price of each option, multiplied by the number of shares covered by the option.

                             Number of Securities            Value of Unexercised
                            Underlying Unexercised           In-the-Money Options
                         Options at Fiscal Year End(#)       at Fiscal Year End($)
                         --------------------------------  -------------------------
   Name                   Exercisable      Unexercisable   Exercisable Unexercisable
   ----                  ---------------  ---------------  ----------- -------------
Ulysses G. Auger, II ...              --               --      --           --
William M. Caldwell, IV
 .......................        1,275,441          408,902     --           --
Evans K. Anderson ......          175,039          362,181     --           --
Gary Rabin .............          113,332          186,668     --           --
Kevin Brand ............           50,000          150,000     --           --
Stephen Price ..........           45,000          180,000     --           --
Wendell S. Nye .........          170,275              --      --           --
Thomas Caldwell.........           87,922              --      141          --

Employment Agreements

  On October 1, 2000, the Company entered into an employment agreement with Andrew P. Hines. The agreement provides that Mr. Hines will be employed as the Company's Chief Operating Officer and Chief Financial Officer. The term of the agreement is for a period of two years commencing on October 1, 2000. The agreement establishes a base salary of $400,000 per annum. Effective February 12, 2001 this base salary is subject to periodic increases as the Company may determine. Starting in 2001, Mr. Hines is entitled to participate in all bonus programs generally available to all executive officers of the Company. Mr. Hines is also entitled to receive an annual cash bonus in an amount between 0% and 300% of his base salary based upon the Company meeting or exceeding EBITDA performance targets. Mr. Hines is also entitled to a guaranteed cash bonus of $125,000 after the close of each fiscal year. If the Company terminates Mr. Hines's employment without cause, Mr. Hines will be entitled to receive a lump sum equal to the sum of two times Mr. Hines's base salary plus a cash bonus prorated for the portion of the year Mr. Hines was employed. The agreement contains non-competition and non-solicitation covenants which prohibit Mr. Hines, during the term of his employment and for a period of 24 months thereafter, from engaging in competition with the Company or from soliciting any of the Company's customers. The agreement also prohibits Mr. Hines from disclosing confidential or proprietary information of the Company. In connection with his employment agreement, Mr. Hines was granted an option to purchase 300,000 shares of common stock of the Company with an exercise price of $1.375 and 100,000 shares of common stock with an exercise price of $1.00 on March 25, 2001. On January 2, 2001, 150,000 of these options vested, 50,000 options vested March 26, 2001 and the remaining 200,000 options will vest on the earliest of: (i) December 31, 2001; (ii) the date of a change in control of the Company; or (iii) Mr. Hines's termination date, if he is terminated by the Company without cause. All vested options will remain exercisable for a period of at least one-year after Mr. Hines's termination date. The Company also granted to Mr. Hines 100,000 shares of restricted stock which will vest on the earliest of: (i) September 30, 2002; (ii) the date of a change in control of the Company; or (iii) Mr. Hines's termination of employment if such termination is without cause or Mr. Hines resignes for good reason.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors was expanded in February, 2000 from three members to four, and currently consists of Messrs. Levin, Navad, Ammon and Greene. No member of the Compensation Committee was at any time during fiscal 2000 or at any other time an officer or employee of the Company.

  No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

  For a description of transactions between the Company and members of the Compensation Committee or their affiliates, see the Certain Relationships and Related Transactions section below.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bridge Loan

  In the fourth quarter of 2000, the Company entered into a credit agreement with Ulysses G. Auger II (Chairman of the Board), R. Theodore Ammon (Director) and CII Ventures (administrative agent for KKR), collectively called the Lenders. The Lenders made a bridge loan of $20 million available to the Company which was repaid from proceeds of the CAIS Software Solutions, Inc. assets sale to Cisco Systems, Inc in December 2000. Borrowings incurred interest at LIBOR plus 6 percent or approximately 12.6 percent per annum. The Company paid approximately $164,000 in interest expense. In connection with the loan, the Company granted 2,000,000 warrants to the Lenders at an exercise price of $4.56 per share. Per the warrant agreement, the warrants were repriced subsequent to year end to the average of the ten lowest trading days from October 25, 2000 through January 25, 2001, or $1.00 per share. The warrants expire on October 25, 2010.

Real Property Leases

  The Company entered into a ten year lease in 1999 for approximately 39,000 square feet of office space in Washington, DC, which is used as the Company's corporate headquarters. The initial base annual rent is approximately $861,000 per year with annual rent escalations of 2 percent each year thereafter. The Company recognizes rental expense on a straight-line basis over the lease term based on the total lease commitment, including escalations. Other long-term liabilities as of December 31, 2000 primarily reflect the value of leasehold improvements in the Washington, DC location paid for by the landlord, which are being amortized against rent expense. In April 2001, the Company subleased approximately 16,000 square feet of office space under this lease for approximately seven years.

  The building is approximately 45% owned by Ulysses G. Auger, Sr., a former director of the Company, and his wife. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

Executive Officer Loans

  In June 1999, the Company advanced a $400,000 unsecured loan to Gary Rabin, former Executive Vice President of Finance and Strategic Planning executives as part of Mr. Rabin's employment contract. The Company provided a valuation reserve against the loan in the fourth quarter of 2000 and forgave the note upon the resignation of Mr. Rabin in lieu of contractual severance payments in 2001. In December 1999, the Company advanced a $50,000 unsecured loan to Stephen R. Roberts, Senior Vice President, Data Connectivity Sales. In lieu of bonus payments, the Company did not require the loan to be repaid and it was written off in the fourth quarter of 2000.

Other Transactions

  For the past several years, Richard F. Levin, a director of the Company, has performed legal services on the Company's behalf in his capacity as a partner in the Washington, D.C., law firm of Grossberg, Yochelson, Fox & Beyda. However, at no time were the fees paid by the Company to the law firm in excess of 5% of the law firm's gross revenues. The Company believes that the costs of such services are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

                         REPORT OF THE AUDIT COMMITTEE

  The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year end December 31, 2000. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates by reference in such filing.

  Composition. The audit committee of the Board of Directors is composed of three independent directors, as defined by Nasdaq rules and operates under a written charter adopted by the Board of Directors a copy of which is attached as Appendix A. The members of the audit committee are Richard F. Levin, Alexander Navab, Jr. and A. Theodore Ammon.

  Responsibilities. The responsibilities of the audit committee include recommending to the Board a firm to be engaged as the Company's independent auditors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Arthur Andersen LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The audit committee's responsibility is to oversee these processes.

  Review with Management and Independent Accountants. In this context, the audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

  The Company's independent auditors also provided to the audit committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the audit committee discussed with the independent auditors, Arthur Andersen LLP, the firm's independence.

  Summary. Based upon the audit committee's discussions with management and the independent auditors and the audit committee's review of the representations of management, and the report of the independent auditors to the audit committee, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

  This report has been furnished by the members of the Audit Committee of the Board of Directors of CAIS Internet, Inc.

  Richard F. Levin
  Alexander Navad, Jr.
  R. Theodore Ammon

                            Audit and Related Fees

  Audit Fees. The aggregate fees billed by Arthur Andersen LLP for professional services for the audit of the Company's annual consolidated financial statements for fiscal 2000 and the review of the consolidated financial statements included in the Company's Forms 10-Q for fiscal 2000 were $550,000.

  Financial Information Systems Design and Implementation Fees. There were no fees billed by Arthur Andersen LLP to the Company for financial information systems design and implementation fees for fiscal 2000.

  All Other Fees. The aggregate fees billed to the Company for all other services rendered by Arthur Andersen LLP for fiscal 2000, were $177,600.

  The Audit Committee has considered whether the services provided under all other fees are compatible with maintaining Arthur Andersen LLP's independence.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

  The Company's executive compensation program is administered by the Compensation Committee. The Company's overall compensation philosophy is to link its executives' total compensation to the short-term and long-term performance of the Company so as to maximize stockholder value. The Company and the Compensation Committee utilize an independent consultant to assure competitive compensation practices.

  The Company's compensation program for executive officers consists primarily of base salary, annual discretionary bonuses, and long-term incentives in the form of stock options and restricted shares of Common Stock. Executives also participate in various other benefit plans, including medical and retirement plans that are generally available to all employees of the Company. The Company pays base salaries to executives at levels that enable the Company to attract, motivate, and retain highly qualified executives and key employees, as well as structuring incentive plans to allow competitive pay-outs provided that financial targets are achieved. These are designed to reward individuals for performance based on the Company's financial results as well as the achievement of personal and corporate objectives that contribute to the long-term success of the Company. Stock option grants are intended to align the interests of shareholders and executives by providing rewards to executives as the Company's stockholders in general benefit from stock price appreciation.

Base Salary

  The Company considers the experience of the individual, the scope and complexity of the position and the size and growth rate of the Company and the compensation paid by the Company's competitors in setting base salaries for officers and employees. All full-time employees of the Company, including executive officers to the extent they are not already entitled to receive a bonus pursuant to the terms of their respective employment agreements, are eligible to receive bonuses from the Company subject to satisfaction of specific performance criteria. Due to the increasingly competitive nature of the Company's industry segment, compensation amounts paid by the Company's competitors are expected to continue to grow at rates above national averages. The Company will continue to assess its compensation structure in order to ensure its ability to attract and retain highly qualified executives and key employees.

  In determining the base salary and bonuses paid to Mr. Ulysses G. Auger in 2000, the Compensation Committee recognized his individual performance in integrating newly acquired business units and new market ventures. The Compensation Committee recognized the performance of Mr. William M. Caldwell both for the above mentioned integration issues as well as his transition to President and Chief Executive Officer.

Equity Incentive Awards

  The Company strongly believes in granting awards with respect to the Company's Common Stock, in order to tie executive compensation directly to the long-term success of the Company and to increases in stockholder value. Equity incentive awards also will enable executives to develop and maintain a significant ownership position in the Company's Common Stock. The Company may grant awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock grants, and direct issuance of restricted shares of the Company's Common Stock.

  Stock options represent rights to purchase shares of Common Stock in varying amounts pursuant to a vesting schedule (generally forty-eight months) determined by the Compensation Committee at a price per share specified on the date of grant of the option, and which expire at the conclusion of a fixed term (generally

10 years). Stock options may be granted under the Plan, subject to the terms thereof, or may be granted outside of the Plan, subject to terms determined by the Board and/or Compensation Committee.

  Stock appreciation rights may be granted in tandem with options and, upon exercise, entitle the holder to receive cash, Common Stock or a combination thereof (at the discretion of the Compensation Committee) having a value equal to the excess of fair market value per share of the Common Stock on the exercise date multiplied by the number of shares with respect to which the right is exercised over the option exercise price for such number of shares.

  Restricted stock awards consist of a specified number of shares of the Company's Common Stock with an appropriate restrictive legend affixed thereto. Shares of restricted stock may not be sold or otherwise transferred until ownership vests in the recipient, at the time and in the manner specified by the Compensation Committee at the time of the award. Since the stock options, stock appreciation rights and restricted stock awards vest and may grow in value over time, these components of the Company's compensation plan are designed to reward performance over a sustained period and to enhance shareholder value through the achievement of corporate objectives. The Company intends that these awards will strengthen the focus of its directors, officers and employees on managing the Company from the perspective of a person with an equity stake in the Company.

  In selecting recipients and determining the size of grants, the Compensation Committee considers various factors such as the potential of the recipient, the salary of the recipient, and competitive factors affecting the Company's ability to attract and retain employees, prior grants, a comparison of awards made to officers in comparable positions at similar companies, and the Company's performance. See Executive Compensation -- Options Granted in Fiscal 2000 in this Proxy Statement.

Other Benefits

  Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Compliance with Internal Revenue Code Section 162(m)

  As discussed above, Code Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the Company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee intends to maximize the deductibility of compensation paid to its executive officers and employees under Code Section 162(m) to the extent practicable while maintaining competitive compensation. The Board has amended the Plan, subject to Stockholder approval, and the Company and the Compensation Committee have otherwise taken all action required under Section 162(m) to structure and qualify the performance-based portion of the compensation of the Company's executive officers under Code Section 162(m), so as to be deductible to the Company.

  This report has been furnished by the members of the Compensation Committee of the Board of Directors of CAIS Internet, Inc.

  Richard F. Levin
  Alexander Navad, Jr.
  R. Theodore Ammon
  James H. Greene, Jr.

                        COMPARISON OF STOCKHOLDER RETURN

  The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock with the cumulative total returns of the NASDAQ National Market System Index and an index of the Company's peer issuers in the broadband internet services industry as listed below. The graph covers the period from May 20, 1999, the date of the Company's initial public offering, through the last trading day of fiscal 2000.

  The graph depicts cumulative returns calculated on an annual basis assuming an investment of $100 (and the reinvestment of all dividends) in each of the Company's Common Stock, the NASDAQ National Market System Index, a new self-determined peer group index and a old self-determined peer group. For fiscal year 2000 the Company selected a new self-determined peer group which more closely reflected the Company's operations. The new self-determined peer group is comprised of Covad Communications, DSL.NET, Rhythms NetConnections, High Speed Access Corporation, Allied Riser Communications, Cypress Communications and Savvis Communications. The old self-determined peer group was comprised of Covad Communications, Northpoint Communications, Rhythms NetConnections, Teligent, Inc., At Home Corporation, High Speed Access Corporation, Allied Riser Communications, Cypress Communications and Net2Phone, Inc. No cash dividends have been declared on the Company's Common Stock.

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CAIS INTERNET, INC., NASDAQ INDEX
                              AND PEER GROUP INDEX

                                    [GRAPH]

                 Comparison of 19 Month Cumulative Total Return
          Among CAIS Internet, The Nasdaq Stock Market (U.S.) Index,
                     A New Peer Group and an Old Peer Group

                                                 New              Old
                                            Self-Determined  Self-Determined
          CAIS Internet  Nasdaq Sock Market   Peer Group       Peer Group
          -------------  ------------------   ----------       ----------
 5/20/99      100                 100             100              100
 6/30/99    83.06              105.61           90.76            84.51
 9/30/99    54.52              107.90           65.92            61.12
12/31/99   160.45              161.30           69.20            67.24
 3/31/00   109.32              180.15           88.76            61.17
 6/30/00    63.56              156.64           35.40            29.41
 9/30/00    22.03              144.14           22.42            19.91
12/31/00     4.38               96.52            3.47             5.43
-------
(1) The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the SEC, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.
(2) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

  Based solely on the Company's review of such forms and amendments thereto furnished to the Company and written representations from certain reporting persons, the Company believes that all executive officers, directors and greater than 10% Stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2000.

                             STOCKHOLDER PROPOSALS

  A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting received at the Company's principal executive office by December 20, 2002 will be included in the Company's proxy statement and form of proxy for that meeting. Proposals must comply with U.S. Securities and Exchange Commission Rule 14a-8.

                                 OTHER MATTERS

  The Board is not aware of any matter to be presented for action at the Meeting other than the matters set forth herein. Should any other matter requiring a vote of Stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                                 ANNUAL REPORT

  The Company filed an Annual Report on Form 10-K with the SEC on April 16, 2001, and an amendment thereto on April 30, 2001. A copy of the Company's Annual Report to Shareholders and this Proxy Statement will be sent to all Stockholders entitled to notice of the Meeting on or about June 28, 2001. Stockholders may obtain an additional copy of the Annual Report to Shareholders, without charge, by writing to Peter Benedict, Senior Vice President, Marketing, at the Company's executive offices at 1255 22nd Street, N.W., Washington, D.C. 20037.

Dated: June 26, 2001

                                                                     Appendix A

                              CAIS INTERNET, INC.

                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

Purpose:

  The Audit Committee of the Board of Directors of CAIS Internet, Inc. ("Audit Committee") will make such examinations as are necessary to monitor CAIS Internet, Inc. and its subsidiaries' (the "Company") systems of internal control, corporate financial reporting and its internal and external audits, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors' attention.

  In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

Membership:

  The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three (3) members of the Board of Directors, each of whom:

  1. Will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

  2. At least one of whom will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities; and

  3. Will (i) be an independent director; or (ii) if the Board of Directors determines it to be in the best interests of the Company and its stockholders to have one (1) non-independent director, and the Board of Directors discloses the reasons for the determination in the Company's next annual proxy statement, then the Company may appoint one (1) non-independent director to the Audit Committee if the director is not a current employee or officer, or an immediate family member of a current employee or officer.

Responsibilities:

  The Audit Committee shall:

  1. Review on a continuing basis the adequacy of the Company's system of internal controls.

  2. Review on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function.

  3. Review the independent auditors' proposed audit scope, approach, and independence.

  4. Conduct a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

  5. Review the performance of the independent auditors, who shall be accountable to the Board and the Audit Committee.

  6. Recommend the appointment of independent auditors to the Board of Directors.

  7. Review fee arrangements with the independent auditors.

  8. Review and determine to release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

  9. Review before release the unaudited quarterly operating results in the Company's quarterly earnings release;

  10. Oversee compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor's services and audit committee members and activities;

  11. Review management's monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

  12. Review, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

  13. Provide oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

  14. If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;

  15. Review related party transactions for potential conflicts of interest;

  16. Provide a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulations S-K and S-B and Item 7(e)(3) of
Schedule 14A; and

  17. Perform other oversight functions as requested by the full Board of Directors.

  In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

MEETINGS:

  The Audit Committee will meet at least two times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

  The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

MINUTES:

  The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Proxy                                                                      Proxy
                              CAIS INTERNET, INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                            MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 26, 2001


  The undersigned Stockholder of CAIS Internet, Inc., a Delaware corporation (the Company), hereby appoints Ulysses G. Auger, II and William M. Caldwell, IV, or either of them, with full power of substitution (the proxies), as proxy or proxies of the undersigned, to represent the undersigned, and to exercise all the powers that the undersigned would have if personally present to act and to vote all of the shares of the Company that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company called to be held on July 26, 2001, at 9:00 a.m., local time, at the Hyatt Arlington, 1325 Wilson Boulevard, Arlington, Virginia 22209 and at any adjournments or postponements thereof (the Meeting) as follows:

  1. To elect three Class I directors and one Class II director of the Company, each to serve a term in accordance with their respective class term expiration date, or until his successor has been duly elected and qualified or until his earlier resignation or removal.

     CLASS I DIRECTORS--Terms Expiring in 2004
                                            CLASS II DIRECTORS--Terms Expiring
                                            in 2003
         Michael Lee                          John K. Saer, Jr.
         Richard F. Levin
         Vernon L. Fotheringham

  (Please select one option below)


  For all nominees [_]      Against all nominees [_]      Against one or more
                                  nominees [_]

  (Please strike name(s) from list above)

  2. To approve an amendment to Article I of the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to Ardent Communications, Inc.

                   For [_]      Against [_]      Abstain [_]
  (Please select one option)

  3. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

                   For [_]      Against [_]      Abstain [_]
  (Please select one option)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, and 3

  The shares represented by this proxy card when properly executed will be voted as specified. If no specification is made, the shares will be voted (1) FOR Items 1, 2 and 3 and (2) for or against any other matters that may properly come before the Meeting at the discretion of the proxy holders. All proxies previously given are hereby revoked. Receipt of the accompanying Proxy Statement is hereby acknowledged.

                                         Date: ________________________________
                                         ______________________________________
                                         Signature
                                         ______________________________________
                                         Additional signatures (if shares are
                                         held jointly)

                                         INSTRUCTIONS: Please sign exactly as
                                         your name appears on the label above
                                         and return this proxy card promptly
                                         in the accompanying envelope. When
                                         shares are held by joint tenants,
                                         both should sign. When shares are
                                         held in the name of a corporation,
                                         partnership, limited liability
                                         company or other entity, please sign
                                         the full entity name by an authorized
                                         officer, partner, manager, member or
                                         other authorized person. When signing
                                         as attorney, executor, administrator,
                                         trustee, guardian or in any other
                                         representative capacity, please give
                                         your full title as such.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
   SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED
                                    STATES.